Exhibit 99.1

For Immediate Release

Behringer Harvard Acquires Office Property in Northern California

DALLAS, November 15, 2006 – Behringer Harvard, a Dallas-based commercial real estate company, announced today the acquisition of 4440 El Camino Real, a three-story Class A office building located approximately three miles southeast of Stanford University. This is Behringer Harvard’s eighth acquisition in the state and the first in the San Francisco area by a Behringer Harvard real estate investment program.

“El Camino Real presented us with an opportunity to buy an institutional-quality asset in a highly desirable and supply-constrained submarket,” said Robert M. Behringer, chairman and CEO of Behringer Harvard. “This acquisition underscores our continued focus on geographic diversity within our investment programs.”

El Camino Real has 96,562 square feet of rentable space. Built in 2000 on approximately 1.6 acres of land, the building is served by a two-story underground parking garage with more than 350 spaces and ample additional surface parking.

The El Camino Real property is strategically located south of San Francisco and north of San Jose, providing access to highways 101, 280 and 85. The building offers convenient access to both San Francisco International Airport and San Jose International Airport. Notable companies headquartered in the surrounding area include Yahoo!, Google, Apple, Hewlett-Packard, Cisco, Intel, AMD and Sun Microsystems.

The building is 100 percent leased to Rambus Inc. (NASDAQ: RMBS), a developer of microchip interface technologies that enhance the performance and cost-effectiveness of its customers’ semiconductor and system products. Management of the property has been awarded to Trammell Crow Company.

The building will join 31 other assets in the Behringer Harvard REIT I, Inc., property portfolio, which includes 13 additional states and Washington, D.C.

About Behringer Harvard

Behringer Harvard is an integrated commercial real estate company investing in assets domestically and internationally. The company offers strategic real estate fund opportunities across a wide spectrum of investment styles for retail investors, as well as domestic and international institutions, through its real estate investment trusts, partnerships, joint ventures and proprietary program structures. For more information, call toll-free 866.655.3600 or visit behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard REIT I, Inc., that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and

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you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of equity of Behringer Harvard REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Contacts

Katie Myers Richards/Gravelle katie_myers@richards.com 214.891.5842	Jason Mattox Senior Vice President Behringer Harvard jmattox@behringerharvard.com 866.655.3600	Barbara Marler Marketing Manager Behringer Harvard bmarler@behringerharvard.com 469.341.2312

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